Exhibit 5.1

REICKER, PFAU, PYLE MCROY & HERMAN LLP A T T O R N E Y S A T L A W
ALAN A. BLAKEBORO JAMES E. HERMAN DIANA JESSUP LEE BRUCE W. MCROY MICHAEL E. PFAU KURT H. PYLE DANIEL A. REICKER ANDREW D. SIMONS __________ JANA M. BECK DAALIA REFAAT	1421 STATE STREET, SUITE B SANTA BARBARA, CA 93101 TELEPHONE (805) 966-2440 FAX (805) 966-3320	MAILING ADDRESS POST OFFICE BOX 1470 SANTA BARBARA, CA 93102-1470 _______ E-MAIL mpfau@rppmh.com _______ DALE E. HANST, RETIRED

October 1, 2004

CallWave, Inc.

136 West Canon Perdido Street, Suite A

Santa Barbara, CA 93101

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CallWave, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 4,835,167 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The aggregate number of shares consist of 1,700,000 shares which are to be offered and sold under the 2004 Stock Incentive Plan, 120,000 shares which are to be offered and sold under the Employee Stock Purchase Plan, 2,162,641 shares which are to be offered and sold under the 2000 Stock Option Plan and 852,526 shares which are to be offered and sold under the 1999 Stock Option Plan (collectively, the “Plans”).

We have examined the Registration Statement, the Plans and such other documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the federal laws of the United States of America and the laws of the State of California.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
REICKER, PFAU, PYLE, McROY & HERMAN LLP

By	/s/ Michael E. Pfau
Michael E. Pfau

MEP